Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-  ) and related Prospectus of Arch Coal, Inc. for the registration of an indeterminate amount of securities and to the incorporation by reference therein of our reports dated March 1, 2006, with respect to the consolidated financial statements of Arch Coal, Inc., Arch Coal, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arch Coal, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005 and the related financial statement schedule of Arch Coal, Inc. included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
March 13, 2006